Exhibit 10.1

SEPARATION LETTER AND AGREEMENT

Winmark Corporation (“Company”) and Stephen M. Briggs (“Employee”) have reached the following Agreement.

I.                                         Recitals

1.               On October 4, 2006, Mr. Briggs announced his immediate resignation as a director on the Board of Directors of Winmark Corporation, as well as his resignation from his position as President and Chief Operating Officer.

2.               The Company and Mr. Briggs have agreed to a transitional period whereby Mr. Briggs will remain as an employee of the Company providing consulting and transitional services until December 31, 2006 (the “Transitional Period”).

3.               Mr. Briggs acknowledges and agrees that the Transitional Period will not affect his resignation from the Board of Directors, which will be effective upon the submission of a written resignation to the Board of Directors.

4.               Mr. Briggs will be entitled to receive the same bi-monthly compensation and employee benefits (including participation in the Company’s 401(k) program and health, dental and life insurance coverage) during the Transitional Period as he would have otherwise been entitled as President and Chief Operating Officer, so long as he remains available to the Company via phone and email during the Transitional Period.

5.               In addition, Mr. Briggs will be entitled to seventy-five percent (75%) of his annual monetary bonus on December 31, 2006, awarded at the discretion of the Compensation Committee of the Board of Directors.

6.               Effective January 1, 2007, Mr. Briggs will no longer be entitled to any additional salary or employee benefits.  Mr. Briggs will have the option to pay for his health, dental and life insurance coverage under the Consolidated Omnibus Budge Reconciliation Act (“COBRA”).  Both parties acknowledge and agree that Mr. Briggs may continue to obtain coverage under COBRA for eighteen (18) months following the termination of employee benefits on January 1, 2007.  Information and rates will be mailed to Mr. Briggs closer to that time.

7.               Information related to Mr. Briggs’s participation in the Company’s 401(k) Plan will be forthcoming via mail.

II.            Termination of Employment Agreement

Mr. Briggs and the Company acknowledge and agree that the Employment Agreement, dated December 14, 2000, between Grow Biz International, Inc. and Mr. Briggs (“Employment

Agreement”) will terminate on the last day of the Transitional Period without any additional action by either party.  The Employee acknowledges and agrees that he has a continuing obligations after the termination of the Employment Agreement pursuant to Paragraphs 12 (Confidential Information) and 14 (Non-Solicitation) of the Employment Agreement.

III.           Release

In consideration for the payments and benefits described herein, which Employee acknowledges are above and beyond any compensation to which he is otherwise entitled, Employee agrees for himself and his heirs, assigns and representatives to release the Company and all of its affiliates, predecessors, successors, employees, officers, directors, and all other persons, entities, and corporations from all claims or demands occurring prior to the execution of this Agreement, whether known or unknown, which Employee may have, including all claims for costs, expenses, and attorneys’ fees, arising out his affiliation or relationship with the Company, including by not limited to his employment with the Company, service as a Director on the Company’s Board of Directors, termination from employment with the Company or related corporate offices Employee has held with the Company, and any other dealings with the Company.

Employee understands that this Agreement is a full, final and complete settlement and release of all his claims, including any claims or rights Employee may have for breach of contract, wrongful discharge, discrimination, misrepresentation, defamation, promissory estoppel, violation of privacy, breach of covenant of good faith and fair dealing, for claims under the Employment Retirement Income Security Act of 1974, the Minnesota Human Rights Act, Minn. Stat. Chapter 363, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et. seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. 626, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., The Family and Medical Leave Act and any other federal, state, or local laws and regulations governing employment.

IV.                                 No Future Lawsuits

Employee promises never to file a lawsuit asserting any claims that are released in this Agreement.

V.                                     Employee’s Right To Rescind Agreement

Employee may rescind this Agreement within fifteen (15) calendar days of its execution (“Rescission Period”).  To be effective, the rescission must be in writing, and delivered to the Company either by hand or mail within the 15-day period, and any payments received by Employee under this Agreement must be repaid upon rescission.  If delivered by mail, the rescission must be (1) postmarked within the 15-day period; (2) properly addressed to Catherine P. Heaven, Winmark Corporation, 4200 Dahlberg Drive, Suite 100, Minneapolis, Minnesota 55422; and (3) sent by certified mail return receipt requested.

Employee and Company agree that monetary consideration shall not be provided to Employee until after the Rescission Period has expired.  Employee will receive employee benefits during the Review Period (defined below) and the Rescission Period.

VI.                                 Non-Release of Claims Arising From Future Acts

This Agreement does not waive or release any rights or claims under the Company’s benefit plans, the Age Discrimination in Employment Act or any other claims that arise 15 days after the date Employee signs this Agreement, nor does this Agreement waive any claims under the Minnesota Human Rights Act that arise out of acts or practices occurring 15 days after Employee signs this Agreement.

VII.          Representation by Counsel

Employee acknowledges he has been advised by Company to seek legal counsel and that he has consulted with an attorney before executing this Agreement.

VIII.                         Period for Review and Consideration

Employee understands that he has been given a period of 21 days to review and consider this Agreement before signing it (“Review Period”).  Employee further understands that he may use as much of this Review Period as Employee wishes prior to signing it.  Finally, Employee acknowledges and agrees the delivery of an executed copy of this Agreement prior to the expiration of the Review Period waives any remaining portion of the Review Period.

IX.                                Confidential Information

“Confidential Information” for the purposes of this Agreement means any information that Employee learned or developed during the course of his employment with the Company that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, and includes (without limitation) information related to business strategy, communications, franchising, leasing, accounting, passwords, methods of accessing the Company’s information systems, trade secrets, customer lists, vendor lists, finances, pricing, research and development, management systems, and sales and marketing techniques.

Employee agrees not to directly or indirectly use or disclose any Confidential Information for the benefit of anyone other than the Company both during the Transitional Period and at all times thereafter.  Employee recognizes that Confidential Information constitutes a valuable asset of the Company and agrees to act in such a manner as to prevent its disclosure and use by any person unless such use is for the benefit of the Company.  Employee’s obligations under this paragraph are unconditional and will not be excused by any conduct by the Company, except prior voluntary disclosure by the Company of the information.

X.                                    Consequences of Employee Violation of Promises

If Employee breaks his promise in this Agreement, and initiates a claim based on claims that Employee has released, Employee will pay for all costs incurred by the Company, or by the directors, officers, or employees of the Company, including reasonable attorneys’ fees, in defending against Employee’s claim.

XI.                                Confidentiality of Terms; Nondisparagement

Employee acknowledges and agrees that the Company may be required to file this document with the Securities and Exchange Commission (“SEC”) in connection with its reporting obligations.  If filed with the SEC, the Employee will have no obligation to keep the terms of this Agreement confidential.  If this Agreement is not filed with the SEC or otherwise made publicly available by the Company, Employee agrees that this Agreement, and all the terms of Employee’s settlement terms with the Company, will remain completely confidential, and that he will share them with no one, except with governmental agencies, spouse and attorney, either before or after he signs this Agreement, except that he may reveal the monetary terms of the settlement to his accountants or other financial advisors.

Employee and Company agree with respect to one another that they will not intentionally criticize or speak negatively about the other or the Company’s officers or directors, or their business policies or practices, to any of their respective past, present or future employees, customers, vendors, competitors, lenders, or any other business entity or person.  This section shall not apply to any testimony given in any administrative or judicial proceeding, and shall in no way limit the parties from communicating factual information as deemed necessary in connection with those proceedings.

XII          Non-Admission of Liability

By entering into this Agreement, the Company does not admit that is has done anything wrong.

XIII.                        Cooperation

Employee agrees that on or before the end of the Transitional Period, he will disclose to the Company all current critical information that may be useful to the Company in continuing its business operations.  Should it be necessary for Company operations, Employee further agrees that he will respond to requests by the Company for disclosure of critical information Employee gained while employed by the Company after the Termination of the Transitional Period.  Such disclosure of critical information will include disclosure of passwords, system access, and information relating customers, franchise operations, business plans, personnel, finances, purchase or sale arrangements, or other dealings of the Company.  Any out of pocket expenses that may be associated with these requests will be eligible for reimbursement upon approval.

Upon the Company’s reasonable request, Employee agrees to make himself available to and to cooperate with the Company respecting to any legal matters the Company is involved in or may become involved in and with respect to which Employee may have knowledge.  This provision is not intended to influence, however, the content of any testimony Employee may give in such legal matters.

XIV.        Entire Agreement

This Agreement represents the entire agreement between Employee and the Company.  The parties acknowledge and agree that the Company has made no promises to Employee other than those in this Agreement.

XV.                            Enforcement

Employee understands that his failure to comply with the terms of this Agreement would cause the Company irreparable harm.  Therefore, Employee and the Company agree that, in the event of a breach or threatened breach of this Agreement by Employee, the Company may seek an injunction restraining such breach or obtain a decree of specific performance, without showing or proving actual damages, until such time as a final and binding determination is made by a court of competent jurisdiction.  Employee stipulates that a preliminary injunction restraining such breach or ordering specific performance will be entered by, at the sole discretion of the Company, a court, without posting any bond or security, until such time as a final and binding determination is made by a judge.

Dated this 25th day of October, 2006.

WINMARK CORPORATION

By	/s/ John L. Morgan

Its	Chief Executive Officer

ACCEPTED AND AGREED.  By my signature below, I acknowledge that I have been provided full opportunity to review and reflect on the terms of this Agreement and that I fully understand and accept the terms of this Agreement, and I represent and agree that my signature is freely, voluntarily, and knowingly given.

Dated this 18 day of Oct., 2006.

/s/ Stephen M. Briggs
Stephen M. Briggs, individually